Exhibit 99.1
Tollgrade Names Joseph Ferrara Senior Vice President Marketing & Sales
PITTSBURGH, August 1, 2007 – Tollgrade Communications, Inc. (Nasdaq: TLGD), a leading supplier of network service assurance products for the cable and telecom industries, announced today that Joseph Ferrara, a former Ericcson and Marconi executive, has joined the company as Senior Vice President of Marketing and Sales.
In his new role, Ferrara will have strategic management oversight of Tollgrade’s global marketing and sales initiatives, including business development, product management, sales management, corporate marketing and technical communications. He brings to Tollgrade a track record of experience in marketing, customer service, business development and operations most recently from Ericsson, Inc., where he managed the integration of Marconi North America following its acquisition and was the General Manager of Ericsson’s Data Networks division.
“We are pleased to have Joe join our management team at a time when we are broadening the scope of our network service assurance business and expanding our global reach in a highly competitive marketplace,” said Mark B. Peterson, Tollgrade’s President and CEO. “Joe brings to us ‘best in class’ leadership experience in marketing, business development, and operations that will help us add to and complement our marketplace influence among customers and prospects,” added Peterson.
Previously, Ferrara was CEO of Marconi’s North American operations where he managed the global business of its wireless and data networks divisions. At Marconi, he held progressively more responsible positions as Vice President of Business Operations, Vice President of Marketing and Vice President of Customer Service. Prior to that, Ferrara was Associate Vice President – North

America Marketing for Startec Global Communications where he led all marketing activities, including strategic planning, geographic expansion and integration of acquired companies. He began his telecommunications career with MCI where he held successive management positions in product management, brand management and network services.
A resident of Pittsburgh, Joe Ferrara has a Masters in Business Administration degree from the University of Maryland, as well as a Bachelor of Science degree from the Pennsylvania State University.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies for the broadband marketplace. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and Cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services. Tollgrade, headquartered near Pittsburgh in Cheswick, Pa., and its products and customer reach span over 300 million embedded access lines, more than any other test and measurement supplier. For more information, visit Tollgrade’s web site at www.tollgrade.com

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